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                                                                    EXHIBIT 11.1

                             CV THERAPEUTICS, INC.
                       COMPUTATION OF NET LOSS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                                                  SIX MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,            JUNE 30,
                                                               -------------------------------  --------------------
                                                                    1993       1994       1995       1995       1996
                                                               ---------  ---------  ---------  ---------  ---------
Historical:
  Weighted average common stock outstanding:.................        235        248        335        291        376
    Shares related to Staff Accounting Bulletins Nos. 55, 64
     and 83:
      Stock Options..........................................        242        242        242        242        242
      Warrants...............................................        796        796        796        796        796
                                                               ---------  ---------  ---------  ---------  ---------
Total shares used in calculating net loss per share..........      1,273      1,286      1,373      1,329      1,414
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
Net loss.....................................................  $  (5,517) $ (11,367) $ (16,724) $  (8,447) $  (5,396)
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
Net loss per share...........................................  $   (4.33) $   (8.84) $  (12.18) $   (6.36) $   (3.82)
                                                               ---------  ---------  ---------  ---------  ---------
                                                               ---------  ---------  ---------  ---------  ---------
Pro forma:
  Shares used in calculating net loss per share (per above)..                            1,373      1,329      1,414
  Preferred Stock if-converted:..............................                            2,221      2,155      2,905
                                                                                     ---------  ---------  ---------
Total shares used in calculating pro forma net loss
 per share...................................................                            3,594      3,484      4,319
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Net loss.....................................................                        $ (16,724) $  (8,447) $  (5,396)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
Pro forma net loss per share.................................                        $   (4.65) $   (2.42) $   (1.25)
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
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